Exhibit 99.1

For Release 5:30 a.m. PST

December 4, 2013

Iteris Appoints Walter McBride as Chief Financial Officer

SANTA ANA, Calif. — December 4, 2013 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, has appointed Walter “Chuck” McBride as chief financial officer, effective December 3, 2013.

Mr. McBride joins Iteris after serving as the CFO for SRS Labs, Inc., a publicly traded audio technology engineering company, from 2011 to 2012. While at SRS, Mr. McBride played an instrumental role in strategic and operational planning, international and domestic compliance, and mergers and acquisitions. SRS was purchased by DTS, Inc. in July 2012 at a significant premium and Mr. McBride directed the successful merger and acquisition process.

Prior to SRS, Mr. McBride served as a CFO for various publicly traded technology products and services companies, including Capstone Turbine, a micro turbine technology solutions company; First Consulting Group, a healthcare IT services and consulting company; and Emulex Corporation, a high-speed computer networking products company. He has also served in various senior financial positions for private companies, such as CFO of Synthetic Genomics and CFO of Kistler Aerospace Corporation.

“Chuck brings to Iteris over 30 years of exceptional financial leadership and a proven track record of helping companies increase shareholder value,” said Abbas Mohaddes, president and CEO of Iteris. “He has extensive experience across both public and private technology companies and demonstrated his management abilities in a variety of high-level financial and operational roles. Chuck has the full confidence of our board, and he shares our vision of growing Iteris into a highly profitable, go-to market leader in the intelligent traffic management market.”

“I am excited to be joining the team at Iteris and believe the company is well positioned to grow its market-leading position in intelligent traffic management,” said Chuck McBride, CFO of Iteris. “I am impressed with Iteris’ advanced technologies and team of professionals, who I look forward to working with”

Mr. McBride is also a member of Financial Executives International and serves on the board of directors for CleanTECH San Diego. He earned a Bachelor of Science degree in Accounting and Finance from The Ohio State University and a Master’s degree in Computer Systems Management from Rochester Institute of Technology in New York. Additionally, he completed his director training and certification program at UCLA, Anderson School of Management.

About Iteris, Inc.

Iteris, Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com. Also visit the company on Facebook, Twitter, and You Tube.

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com